CFO Commentary on Fourth Quarter FY 2011 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results
Revenue for the fourth quarter of fiscal 2011 was $886.4 million, up 5.0 percent from $843.9 million in the prior quarter.  Revenue was at the very top end of our expectations. We believe some analyst estimates may have recorded the Intel settlement as revenue, rather than as a credit to operating expenses, artificially raising revenue consensus.

GAAP gross margin for the quarter was a record 48.1 percent, up 1.6 percentage points from the prior quarter’s GAAP gross margin of 46.5 percent.

GAAP net income for the quarter was $171.7 million, or $0.29 per diluted share, compared with $84.9 million, or $0.15 per diluted share, in the prior quarter. Fourth quarter results include a benefit to operating expenses of $57.0 million, $37.1 million after tax, as a result of a legal settlement entered into in connection with a new licensing agreement with Intel.

Revenue

(in millions)	Q4FY2011	Q3FY2011	Q/Q %
GPU	$614.0	$581.9	+5.5%
Professional Solutions	203.6	210.1	-3.1%
Consumer Products	68.8	51.9	+32.6%
Total	$886.4	$843.9	+5.0%

Our GeForce™ GPU business continues to improve.  Revenue from discrete GPUs was particularly strong throughout the quarter with both desktop and notebook demand up from the prior period as GeForce® gained share.  Desktop demand was particularly strong in our high end products following the launches of the GeForce GTX 580, GTX 570 and GTX 560.   Channel inventory decreased slightly, and remains comfortably within our target levels.  Notebook demand was also strong with GeForce GT 540M and the launch of GeForce GT 520M.  The latter is designed to enable OEMs to “up sell” premium models that use Intel’s Sandy Bridge integrated graphics.  We still expect to gain notebook discrete share when Intel resumes shipments of its Sandy Bridge chipset.  Integrated graphics (MCP) shipments fell sharply this quarter as expected.  We expect our integrated graphics business to continue to decline through the year.

Revenue for our Professional Solutions business, which includes workstation graphics and computing, was down 3.1 percent from the prior quarter. Tesla® was strong, and significantly up from the third quarter.  Revenue in our Quadro® professional graphics business was down modestly from the third quarter due to delays at certain customers as they transitioned to our new series of professional products based on Fermi.  We expect Quadro to pick back up in the first quarter.

Our Consumer Products business, which includes Tegra® smartphone and tablet products, as well as embedded entertainment, was also up over the prior quarter as several Tegra customers have started their production ramps.  We expect shipments to ramp aggressively in the coming quarters as our Tegra customers enter production with their smartphones and tablets.

Gross Margin
GAAP gross margin of 48.1 percent for the fourth quarter was above our estimates and grew largely through a richer overall revenue mix, particularly in desktop GPU.

Expenses and Other
GAAP operating expenses for the fourth quarter, which includes a $57.0 million benefit from the legal settlement with Intel, were $246.6 million, compared to GAAP operating expenses of $288.3 million for the third quarter.  Excluding this item, expenses were in line with our expectations.

Our tax provision for the quarter was $14.3 million, a tax rate of 7.7%. This includes the full-year benefits of the retroactive reenactment of the U.S. federal R&D tax credit, $13.7 million of which applies to prior quarters.

Balance Sheet
Accounts receivable at the end of the quarter were $348.8 million, down $50.7 million sequentially.  Our DSO at quarter-end was 36 days, down 7 days from the prior quarter.  Strong collections and improved shipment linearity each contributed to this improvement.

Inventories at the end of the quarter were $345.5 million, down 8.5 percent from the prior quarter.  The decrease was largely driven by conscientious actions taken to lower inventory levels from those we previously reported in the second and third quarters.

Depreciation and amortization expense for the fourth quarter amounted to $46.4 million.  Stock-based compensation was $25.4 million.  Capital expenditures were $21.3 million.

Cash flow provided by operating activities was $434.7 million during the fourth quarter.  Free cash flow in the fourth quarter was $413.3 million with the principle contributors being the receipt of Intel’s first licensing payment of $300.0 million, cash earnings and lowered working capital.

Cash, cash equivalents and marketable securities at the end of the quarter were $2.49 billion, up $503.3 million over the prior quarter.

Accounting for the Intel License Agreement
Payments to NVIDIA under the licensing agreement we entered into with Intel amounts to $1.5 billion over five years.  These payments under the agreement will be accounted for in three separate pieces:

1.	Legal Settlement: as stated earlier, $57.0 million was recorded in the fourth quarter as a benefit to operating expenses.

2.	NVIDIA’s License to Intel: licensing fee revenue of $66.0 million per quarter over the term of the agreement, six years ($1,583.0 million in total).

3.	Intel’s License to NVIDIA: $5.0 million per quarter, charged to cost of sales, over the estimated useful life of the technology, seven years ($140.0 million in total).

Note that recognition of items 2 and 3 above will commence in April 2011 when the terms of the license take effect.  Consequently, our first quarter results and outlook will only include one month of licensing revenue and costs, approximately $22.0 million and $1.7 million, respectively.

First Quarter Outlook
Our outlook for the first quarter of fiscal 2012 is as follows:

•	Revenue is expected to be up six to eight percent from the fourth quarter.
•	GAAP gross margin is expected to be between 48.5 and 49.5 percent.
•
GAAP operating expenses are expected to be approximately $327 million.

° The increase over the fourth quarter is largely attributable to the following items: (1) stock based compensation as a result of recent increases in our stock price; (2) full quarter reinstatement of U.S. payroll taxes; and (3) hiring to support our strategic initiatives in Tegra, Denver and
    Windows on ARM.

•	Tax rate is expected to be 16 to 18 percent. ° Our long-term tax rate will be up slightly from our historical experience as a result of the higher tax rate which will be applied to our licensing fees

We estimate depreciation and amortization for the first quarter to be approximately $46 million.  Capital expenditures are expected to be in the range of $30 to $35 million.

Diluted shares for the first quarter are expected to be approximately 621 million.

______________

For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566-5150
mhara@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per share and free cash flow.  In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of NVIDIA’s previous generation MCP and GPU products, net of insurance reimbursements, a non-recurring charge related to a tender offer purchase, a non-recurring benefit from a legal settlement, and the associated tax impact of these items, where applicable.  Free cash flow is calculated as GAAP net cash provided by or used in operating activities, less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company’s financial outlook for the first quarter of fiscal 2012; improvements in GPU business; expectations with respect to future gains in notebook discrete share; anticipated decline in the company’s integrated graphics business; expectations with respect to the Quadro professional graphics business in the first quarter of fiscal 2012; and expected ramp in the company’s consumer products business as Tegra customers enter production are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: our reliance on third parties to manufacture, assemble, package and test our products; global economic conditions; development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended October 31, 2010.  Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2011 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tesla and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three months ended				Twelve months ended
	January 30,		October 31,	January 31,	January 30,		January 31,
	2011		2010	2010	2011		2010

GAAP gross profit	$426,359		$392,062	$438,721	$1,409,090		$1,176,923
GAAP gross margin	48.1%		46.5%	44.7%	39.8%		35.4%

Net charge against cost of revenue arising from a weak die/packaging material set	-		-	-	181,193	(A)	95,878	(A)
Stock option purchase charge related to cost of revenue	-		-	-	-		11,412	(B)
Non-GAAP gross profit	$426,359		$392,062	$438,721	$1,590,283		$1,284,213
Non-GAAP gross margin	48.1%		46.5%	44.7%	44.9%		38.6%

GAAP operating expenses	$246,581		$288,279	$304,439	$1,153,343		$1,275,868
Net charge against operating expenses arising from a weak die/packaging material set	-		-	-	(12,705)	(A)	1,929	(A)
Stock option purchase charge related to operating expenses	-		-	-	-		(128,829)	(B)
Legal settlement	57,000	(C)	-	-	57,000	(C)	-
Non-GAAP operating expenses	$303,581		$288,279	$304,439	$1,197,638		$1,148,968

GAAP net income (loss)	$171,651		$84,862	$131,076	$253,146		$(67,987)
Total pre-tax impact of non-GAAP adjustments	(57,000)		-	-	136,898		234,190
Income tax impact of non-GAAP adjustments	24,359	(D)	-	-	(8,469)	(D)	(24,820)	(D)
Non-GAAP net income	$139,010		$84,862	$131,076	$381,575		$141,383

Diluted net income (loss) per share
GAAP	$0.29		$0.15	$0.23	$0.43		$(0.12)
Non-GAAP	$0.23		$0.15	$0.23	$0.65		$0.25

Shares used in GAAP diluted net income (loss) per share computation	601,559		582,648	582,081	588,684		549,574
Cumulative impact of non-GAAP adjustments	-		-	-	-		18,488	(E)
Shares used in non-GAAP diluted net income (loss) per share computation	601,559		582,648	582,081	588,684		568,062

Metrics:
GAAP net cash flow provided by operating activities	$434,674		$212,177	$69,245	$675,797		$487,807
Purchase of property and equipment and intangible assets	(21,344)		(21,823)	(22,575)	(97,890)		(77,601)
Free cash flow	$413,330		$190,354	$46,670	$577,907		$410,206

(A) Excludes a charge related to the weak die/packaging material set that was used in certain versions of our previous generation chips, net of insurance reimbursement.
(B) During the three months ended April 26, 2009, the Company completed a tender offer to purchase outstanding stock options which resulted in a charge of $140.2 million, $11.4 million of which was associated with cost of revenue and $128.8 million with operating expenses.

(C) On January 10, 2011, the Company and Intel entered into a new six-year cross licensing agreement and both parties also agreed to settle all outstanding legal disputes.  For accounting purposes, the fair valued benefit prescribed to the settlement portion was $57.0 million.

(D) The income tax impact of non-GAAP adjustments has only been reported during fiscal quarters that include other GAAP to non-GAAP reconciling items, as well as in the full fiscal year results during which the GAAP to non-GAAP reconciling items occur. As such, any effective tax rate differences between GAAP and non-GAAP results that result from such adjustments have not been reported separately in the non-GAAP results for a fiscal quarter that does not contain other GAAP to non-GAAP reconciling items.

(E) Reflects an adjustment to diluted shares to reflect a non-GAAP net income versus a GAAP net loss.